Exhibit 99.1

WAVE Life Sciences Announces Proposed Public Offering of Ordinary Shares

CAMBRIDGE, Mass. – (BUSINESS WIRE) – April 11, 2017 – WAVE Life Sciences Ltd. (NASDAQ: WVE), a genetic medicines company focused on developing targeted therapies for patients impacted by rare diseases, announced today that it has commenced an underwritten public offering of its ordinary shares. In connection with the offering, WAVE intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of ordinary shares sold in the public offering on the same terms and conditions. All of the shares in the offering will be sold by WAVE Life Sciences.

Jefferies, Leerink Partners and Mizuho Securities are acting as joint book-running managers for the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering will be made only by means of a prospectus and related prospectus supplement forming part of a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) on February 6, 2017. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov, copies of which may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (212) 336-7460, e-mail: Prospectus_Department@Jefferies.com; Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone: (800) 808-7525, ext. 6132, e-mail: syndicate@leerink.com; or from Mizuho Securities USA LLC, Attn: Equity Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022-6815, telephone (212) 205-7600, email: US-ECM@us.mizuho-sc.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About WAVE Life Sciences

WAVE Life Sciences is a genetic medicines company with an innovative and proprietary synthetic chemistry drug development platform that WAVE is using to design, develop and commercialize a broad pipeline of first-in-class or best-in-class nucleic acid therapeutic candidates for genetically defined diseases. WAVE is initially developing oligonucleotides that target genetic defects to either reduce the expression of disease-promoting proteins or transform the production of dysfunctional mutant proteins into the production of functional proteins.

Media and Investor Contact:

WAVE Life Sciences

Jillian Connell, Investor Relations

617-949-2981

jconnell@wavelifesci.com